EXHIBIT 21.1



                                                               STATE OF
NAME OF SUBSIDIARY          DOING BUSINESS AS (NAME)         INCORPORATION

PHC, Inc.                     Pioneer Healthcare              Massachusetts
                                PDS2

PHC of Utah, Inc.             Highland Ridge Hospital         Massachusetts

PHC of Virginia, Inc.         Mount Regis Center              Massachusetts
                              Changes

PHC of  Rhode Island, Inc.    Good Hope Center                Massachusetts

PHC of Michigan, Inc.         Harbor Oaks Hospital            Massachusetts

PHC of  Nevada, Inc.          Harmony Healthcare              Massachusetts

Harmony Behavioral Healthcare                                 Nevada

Northpoint-Pioneer, Inc.      Pioneer Health Center           Massachusetts

PHC of Kansas, Inc.           Total Concept EAP
Massachusetts

Quality Care Centers of       Franvale Nursing and            Massachusetts
Massachusetts, Inc.           Rehabilitation Center

PHC of California, Inc.       Marin Grove                     Massachusetts

Pioneer Counseling of
  Virginia, Inc.                                              Massachusetts

Counseling Associates of
   Virginia, Inc.                                             Massachusetts

BSC-NY, Inc.                 Behavioral Stress Center         New York

STL, Inc.                                                     Massachusetts

Professional Health Associates, Inc.                          New York